PRESS RELEASE
First Citizens National Bank - 15 South Main Street - Mansfield, PA 16933 - 570-662-0422 - Fax: 570-662-8512

For Immediate Release

Contact: Kathleen Campbell, Senior Vice President, Marketing Director
570-662-0422
Fax: 570-662-8512

Citizens Financial Services, Inc. Addresses Other-Than-Temporary Impairment Issue

MANSFIELD, PENNSYLVANIA - January 25, 2005 - Citizens Financial Services, Inc. (the “Company”), the holding company for First Citizens National Bank, announced today that it intends to record an other-than-temporary impairment non-cash after-tax charge of $479,000, or $0.17 per share, in the quarter ending December 31, 2004 related to $3,825,000 face value of perpetual preferred stock issued by Freddie Mac, a Government sponsored entity. The perpetual preferred stock issues are investment grade securities (AA- by S&P, Aa by Moody’s) that are held in the Company’s available-for-sale securities portfolio. Prior to this book charge, the decline in value of these securities were recorded as unrealized mark-to-market losses on securities available-for-sale and reflected as a reduction to equity through other comprehensive income. Accordingly, the reclassification of the unrealized after-tax loss to an other-than-temporary impairment non-cash charge will not affect stockholders’ equity. The decision to reclassify the unrealized mark-to-market losses on these securities to an other-than-temporary impairment charge is based on a very conservative interpretation of generally accepted accounting principles and SEC accounting guidelines and does not reflect the expected long-term value of these investment grade securities.

Although these securities are technically equity securities, experts in the investment industry recognize that this type of security performs like a bond or debt security. They are priced like a bond, and they are analyzed like a bond for investment purposes. The dividend rate reprices every five years off of the five-year US Treasury Rate, and most recently re-priced as of the end of the year. As such, management believes that the securities’ fair value fluctuates primarily by volatility in interest rates. These securities have had market values above and below their face values during the term of ownership. There is very little credit risk associated with the security based upon the current credit ratings. The Company elected to take this non-cash charge primarily because they do not have specific maturity dates and the conservative interpretation of the accounting literature. A maturity date would provide a date certain when the security would be redeemed or called at par or face value.

Citizens Financial Services, Inc. reported today financial results for the year ended December 31, 2004. Consolidated net income for the twelve months ended December 31, 2004 was $5.3 million or $1.85 per share, including this charge, under generally accepted accounting principles. This represents an 8.8% increase over last year’s $1.70 earnings per share. Absent this other-than-temporary charge, earnings per share was $2.02 for the year ended December 31, 2004, representing a 19% increase over 2003.

Citizens Financial Services, Inc. is the parent company of First Citizens National Bank, which has assets of nearly $500 million. Citizens Financial Services, Inc. has over 1,500 shareholders, the majority of whom reside in Potter, Tioga, and Bradford Counties. First Citizens National Bank has offices in Genesee, Ulysses, Wellsboro, Weis Market (Wellsboro), Mansfield, Wal-Mart (Mansfield), Blossburg, Canton, Troy, Towanda, LeRaysville, Sayre, Gillett and Millerton.

Inquiries regarding the purchase of the company’s stock may be made through the following brokers: Ferris Baker Watts, Inc. 410-659-4600; Ryan, Beck & Co., 973-549-4200; Schwab Capital Markets LP, 201-963-9100; Monroe Securities, Inc.; 800-766-5560; Boenning & Scattergood Inc., 610-828-0400; Keefe, Beuyette & Woods, Inc., 212-554-2600; Knight Equity Markets, LP, 212-336-8790; Crown Financial Group Inc., 201-459-9500; GVR Co, 800-638-8602; Hill Thompson Magid & Co, 800-631-3083; BrokerageAmerica, Inc., 212-880-7408; and Pershing Trading Company, 201-413-3531.

NOTE:  This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  Management uses the non-GAAP measure of Operating Earnings in its analysis of the company’s performance. This measure, as used by Citizens Financial Services, Inc. (CZFS.OB), adjusts net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature. Because certain of these items and their impact on CZFS.OB’s performance are difficult to predict, management believes presentation of financial measures excluding the impact of such items provides useful supplemental information in evaluating the operating results of CZFS.OB’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This press release may contain certain “forward-looking statements” including statements concerning plans, objectives, future events or performance and assumptions and other statements which are other than statements of historical fact.  CZFS.OB cautions readers that the following important factors, among others, may have affected and could in the future affect actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of CZFS.OB herein:  (i) the effect of changes in laws and regulations, including federal and state banking laws and regulations, and the associated costs of compliance with such laws and regulations either currently or in the future as applicable; (ii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as by the Financial Accounting Standards Board, or of changes in the Company’s organization, compensation and benefit plans; (iii) the effect on CZFS.OB’s competitive position within its market area of the increasing consolidation within the banking and financial services industries, including the increased competition from larger regional and out-of-state banking organizations as well as non-bank providers of various financial services; (iv) the effect of changes in interest rates; and (v) the effect of changes in the business cycle and downturns in the local, regional or national economies.